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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Registration Statement on Form S-1 of the following:

     - our report dated February 3, 1995, except as to the information presented in Note 7 for which the date is March 30, 1995, on our audits of the combined financial statements of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries as of and for the years ended December 31, 1994 and 1993.

     - our report dated February 3, 1995, except as to the information presented in Note 6 for which the date is March 30, 1995, on our audits of the consolidated financial statements of LFC No. 60 Corp. and Subsidiary as of and for the years ended December 31, 1994 and 1993.

     We also consent to the reference to our firm under the caption "EXPERTS".

Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania

September 18, 1996